Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into this 30th day of June, 2011, by and among (a) BORDERS GROUP, INC., a corporation formed under the laws of the State of Michigan (“Parent”), and BORDERS, INC., a corporation formed under the laws of the State of Colorado (the “Company” and, together with Parent, the “Sellers,” and each, individually, a “Seller”), and (b) BB Brands, LLC, a limited liability company formed under the laws of the State of Delaware (the “Buyer”). The Sellers and the Buyer are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, the Sellers and certain of their domestic subsidiaries (together with the Sellers, the “Seller Group”) filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) on February 16, 2011 in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), and such bankruptcy cases are being jointly administered under Case No. 11-10614 (MG) and are hereinafter referred to collectively as the “Cases;” and
     WHEREAS, each of the Sellers wishes to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer wishes to purchase, assume and acquire, in accordance with Sections 363 and 365 and the other applicable provisions of the Bankruptcy Code, the Assets (as hereinafter defined), together with the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, subject to the Bankruptcy Court’s entry of the Sale Order (as hereinafter defined), the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, the Assets together with the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, prior to the Closing Date (as hereinafter defined), (i) the Sellers, the Buyer and Hilco Merchant Resources, LLC (the “Agent”) shall enter into a Going Concern Agency Agreement (as amended and modified from time to time, the “Going Concern Agency Agreement”), or (ii) the Buyer shall execute a joinder to the Backstop Agency Agreement among the Sellers, the Agent and certain other agents (as amended and modified from time to time, the “Backstop Agency Agreement,” and together with the Going Concern Agency Agreement, the “Agency Agreements”), in each case pursuant to which the Agent (and such other agents, in the case of the Backstop Agency Agreement) shall be retained as exclusive agent in connection with the disposition of certain of the assets of the Seller Group in accordance with the terms and conditions set forth therein.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS
     1.1 Defined Terms. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth for such terms in Article 13.
     1.2 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Sellers hereby agree that at the Closing, or such other date or dates provided in Section 1.4, they shall, and shall cause the other members of the Seller Group to, sell, transfer, convey and assign to the Buyer, free and clear of all Liens (except for Permitted Liens), and the Buyer shall purchase, assume and acquire from the Seller Group, all right, title and interest of the Seller Group in, to and under all of the business, properties, assets and goodwill of whatever kind and nature, real or personal, tangible or intangible, actual or contingent, which are owned or held by the Seller Group, other than the Excluded Assets (collectively, the “Assets”), including the following:
          (a) All of the interest of the Seller Group in and to the Real Property Leases set forth on Schedule 1.2(a) that are designated by the Buyer to be assumed by the Seller Group and assigned to the Buyer in accordance with Section 1.4 (the “Assumed Real Property Leases”);
          (b) All of the interest of the Seller Group in and to the Contracts set forth on Schedule 1.2(b) that are designated by the Buyer to be assumed by the Seller Group and assigned to the Buyer in accordance with Section 1.4 (the “Assumed Contracts”);
          (c) All of the interest of the Seller Group in and to all Equipment and leasehold improvements in the Transferred Stores and Distribution Centers (the “Transferred Equipment and Improvements”);
          (d) All Licenses (to the extent such Licenses are freely transferable), other than Licenses relating exclusively to any Excluded Leased Property (the “Excluded Licenses”);
          (e) All of the interest of the Seller Group in Intellectual Property;
          (f) All of the interest of the Seller Group in and to all Inventory other than Inventory located at the Store Closing Locations (the “Transferred Inventory”);
          (g) All security and other deposits and advances and all pre-paid expenses maintained by the Seller Group, other than the deposits, advances and pre-paid expenses relating exclusively to any Excluded Leased Property (the “Excluded Deposits”);
          (h) All Accounts Receivable arising from sales of Inventory prior to the Closing Date (the “Transferred Accounts Receivable”);
          (i) Subject to Section 2.9, all right, title and interest in and to the equity interest (the “Kobo Interest”) in Kobo, Inc. (“Kobo”) held by the Seller Group;
          (j) All goodwill of the Seller Group associated with the Business as a going concern;
          (k) All of the Sellers’ books, records, files, documents and other written or electronic materials, including customer lists, except those related to the Excluded Assets or the Excluded Liabilities or expressly included in the Excluded Assets pursuant to Section 1.3;

          (l) All Cash;
          (m) The Disposition Rights; and
          (n) All franchisor rights with respect to the foreign operations of the Seller Group, including all rights to receive franchise fees.
     1.3 Excluded Assets. Notwithstanding anything to the contrary contained herein, expressly excluded from the Assets are all of the right, title and interest of the Seller Group in and to the following (collectively, the “Excluded Assets”):
          (a) All corporate and Tax records of the Seller Group and any foreign subsidiaries of the Seller Group, including corporate charters, corporate minute and stock books and records, and other documents and instruments relating solely to the organization, maintenance and existence of the Seller Group or such foreign subsidiaries or the Taxes of the Seller Group or such foreign subsidiaries;
          (b) All claims (including any litigation or arbitration claims and any refunds and deposits), rights, rights of offset or causes of action that the Seller Group or their Affiliates may have against or from any Person relating to any of the Excluded Assets or the Excluded Liabilities;
          (c) All refunds, pre-payments, net operating losses and claims relating to federal, state or municipal income Taxes of the Seller Group or their Affiliates for any period, or portion of any period, ending on or prior to the Closing Date;
          (d) The capital stock of the Seller Group and each of their subsidiaries and all equity securities owned or held by any Seller Group or any of their subsidiaries, other than the Seller Group’s right, title and interest in and to the Kobo Interest, subject to Section 2.9;
          (e) All causes of action and claims that may be asserted against the Buyer and all rights of the Sellers under this Agreement or any Ancillary Agreement or any other agreements or instruments otherwise delivered in connection with this Agreement or any Ancillary Agreement;
          (f) All of the interest of the Seller Group in and to all Real Property Leases other than the Assumed Real Property Leases (the “Excluded Real Property Leases”);
          (g) All of the interest of the Seller Group in and to all Contracts other than the Assumed Contracts (the “Excluded Contracts”);
          (h) All Equipment and leasehold improvements in the Store Closing Locations;
          (i) All Excluded Licenses;
          (j) All Inventory located at the Store Closing Locations;
          (k) All Excluded Deposits;
          (l) All confidential personnel and medical records of employees who do not become Transferred Employees;
          (m) All assets, properties or rights relating to any Employee Plan of the Seller Group;
          (n) All Avoidance Actions;

          (o) All assets and other rights relating to the Business sold or otherwise transferred or disposed of during the period from the date of this Agreement through and including the Closing Date, in any event in accordance with the provisions of this Agreement; and
          (p) All of the other assets, rights and properties set forth on Schedule 1.3(p).
     1.4 Assumed and Rejected Leases and Contracts; Inventory Liquidation.
          (a) The Buyer shall have the right, exercisable without limitation at any time and from time to time prior to the applicable Designation Deadline, to notify the Sellers in writing of the Buyer’s election to treat each Real Property Lease set forth on Schedule 1.2(a) as either an Assumed Real Property Lease or an Excluded Real Property Lease.
          (b) The Buyer shall have the right, exercisable without limitation at any time and from time to time prior to the applicable Designation Deadline, to notify the Sellers in writing of the Buyer’s election to treat each Contract set forth on Schedule 1.2(b) as either an Assumed Contract or an Excluded Contract.
          (c) Promptly following delivery of each notice by the Buyer pursuant to Section 1.4(a) or 1.4(b) or, in the case of any notice delivered prior to the Closing Date, as of or promptly following the Closing Date, the Sellers shall or shall cause (i) each Real Property Lease or Contract that the Buyer has elected to treat as Assumed Real Property Lease or Assumed Contract to be assumed and assigned to the Buyer in accordance with Section 365 of the Bankruptcy Code and the Sale Order and (ii) each Real Property Lease or Contract that the Buyer has elected to treat as an Excluded Real Property Lease or Excluded Contract to be rejected in accordance with Section 365 of the Bankruptcy Code and the Sale Order. The Sellers shall timely file appropriate motions and take such other actions as may be necessary to assume and assign to the Buyer the Assumed Real Property Leases and Assumed Contracts, and the Sale Order shall authorize such assumption and assignment. On the date of the assignment thereof to the Buyer, the Seller Group shall be released from any further liability under the Assumed Real Property Leases and Assumed Contracts. On the date of the assignment of any Assumed Real Property Lease to the Buyer, all right, title and interest of the Seller Group in and to any Assets located at any Store subject to such Assumed Real Property Lease shall be deemed sold, transferred, conveyed and assigned to the Buyer.
          (d) To the extent that any Assumed Real Property Lease or Assumed Contract is subject to a cure (pursuant to Section 365 of the Bankruptcy Code and described in any Order of the Bankruptcy Court relating to such cure liability), the Buyer shall be obligated to pay such Cure Costs as a condition to such assumption and assignment to the Buyer. A good faith estimate of such Cure Costs, determined as of the date of this Agreement, is attached as Schedule 1.4(d).
          (e) If the Buyer fails for any reason to notify the Sellers in writing prior to the applicable Designation Deadline with respect to any Real Property Lease or Contract of the Buyer’s election pursuant to Section 1.4(a) or 1.4(b), then such Real Property Lease or Contract shall be deemed to be an Excluded Real Property Lease or Excluded Contract and the provisions of Section 1.4(c)(ii) shall apply.
          (f) Subject to entry by the Bankruptcy Court of the Sale Order, the Agent shall act as the exclusive agent of the Sellers and the Buyer for the purpose of liquidating the Inventory and Equipment and leasehold improvements at the Leased Real Property subject to all Real Property Leases that are designated as Excluded Real Property Leases in accordance with this Section 1.4 (such locations, the “Store Closing Locations”) through the conduct of GOB Sales. Notwithstanding designation of a

Real Property Lease as an Excluded Real Property Lease, the Buyer may deliver notice to the Agent to defer commencement of a GOB Sale at such Store Closing Location; provided that the Buyer may not defer the commencement of any Pre-Closing GOB Sale. The terms, conditions and procedures applicable to the conduct of the GOB Sales in the Store Closing Locations are set forth in the applicable Agency Agreement. After the Closing Date, the Buyer or its parent may have representatives present at Store Closing Locations during GOB Sales to sell Direct Brands club memberships, provided such activities do not adversely impact the conduct of the GOB Sales.
ARTICLE 2
PURCHASE PRICE AND PAYMENT
     2.1 Initial Purchase Price. The aggregate consideration to be paid by the Buyer or by the Agent pursuant to the applicable Agency Agreement for the sale of the Assets and for the right of the Agent to conduct the GOB Sales pursuant to the terms of the Agency Agreement shall consist of (a) $215,100,000 (the “Initial Purchase Price”), subject to adjustment in accordance with Sections 2.2 and 2.3, and (b) the assumption by the Buyer of the Assumed Liabilities. At the Closing, $17,000,000 of the Initial Purchase Price (the “Escrow Amount”) shall be delivered by the Buyer to the Escrow Agent by wire transfer of immediately available funds in accordance with instructions given by the Escrow Agent. The balance of the Initial Purchase Price, as adjusted in accordance with Section 2.2, shall be paid to the Sellers at the Closing by wire transfer of immediately available funds in accordance with instructions given by the Sellers to the Buyer.
     2.2 Adjustments to the Initial Purchase Price.
          (a) No later than three (3) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to the Buyer a statement setting forth in reasonable detail the Sellers’ calculation of the Net Working Capital as of the close of business on the Closing Date (the “Estimated Closing Net Working Capital”). The Sellers’ calculation of the Estimated Closing Net Working Capital shall be made on an estimated basis using the same accounting methodologies and procedures used to calculate the Reference Closing Net Working Capital as set forth on Schedule 2.2(a). An appropriate dollar-for-dollar adjustment shall be made in the Estimated Closing Net Working Capital to take into account any Pre-Closing GOB Sales.
          (b) If the Estimated Closing Net Working Capital is less than the Reference Closing Net Working Capital, the Initial Purchase Price shall be decreased dollar-for-dollar by the absolute value of the deficiency. If the Estimated Closing Net Working Capital is greater than the Reference Closing Net Working Capital, the Initial Purchase Price shall be increased dollar-for-dollar by the absolute value of the excess.
          (c) Within fifteen (15) days after the first full monthly accounting period (or four or five weeks, as the case may be) following the Closing Date, the Buyer shall prepare and deliver to the Sellers written notice (the “Adjustment Notice”) containing (i) the Buyer’s calculation in reasonable detail of the Net Working Capital as of the close of business on the Closing Date (the “Final Closing Net Working Capital”) and (ii) the Buyer’s calculation of the amount of any payments required pursuant to Section 2.2(h) (the “Adjustment Calculation”). The Buyer’s calculation of the Final Closing Net Working Capital shall be made based on the financial books and records of the Business as of the close of business on the Closing Date using the same accounting methodologies and procedures used to calculate the Reference Closing Net Working Capital as set forth in Schedule 2.2(a). An appropriate dollar-for-dollar adjustment shall be made in the Final Closing Net Working Capital to take into account any Pre-Closing GOB Sales. With respect to any Store Closing Locations at which a physical inventory has been conducted in accordance with the applicable Agency Agreement prior to the delivery of the Adjustment Notice, the Final Closing Net Working Capital shall take into account the results of such physical inventory applying the valuation methodologies, as applicable, set forth in the applicable Agency Agreement. The Buyer shall include with the Adjustment Notice delivered to the Sellers copies of all inventory and valuation reports prepared in connection with such physical inventories.
          (d) Within thirty (30) days after delivery of the Adjustment Notice, the Sellers shall deliver to the Buyer a written response in which the Sellers shall either (i) agree in writing with the Adjustment Calculation, in which case such calculation shall be final and binding on the parties for purposes of Section 2.2(h), or (ii) dispute the Adjustment Calculation by delivering to the Buyer a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item.
          (e) If the Sellers fail to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then the Sellers shall be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation shall be final and binding on the Parties for purposes of Section 2.2(h).
          (f) If the Sellers timely deliver a Dispute Notice to the Buyer, then the Buyer and the Sellers shall attempt in good faith, for a period of thirty (30) days, to agree on the Adjustment Calculation for purposes of Section 2.2(h). Any resolution by the Buyer and the Sellers during such thirty (30) day period as to any disputed items shall be final and binding on the Parties for purposes of Section 2.2(h). If the Buyer and the Sellers do not resolve all disputed items within thirty (30) days after the date of delivery of the Dispute Notice, then the Buyer and the Sellers shall submit the remaining items in dispute to PriceWaterhouseCoopers LLP (the “Independent Accounting Firm”) for resolution. The Buyer and the Sellers shall instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Adjustment Calculation. The Buyer and the Sellers shall each use their reasonable best efforts to cause the Independent Accounting Firm to render its determination within thirty (30) days after referral of the items to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm’s determination of the Adjustment Calculation as set forth in its report shall be final and binding on the Parties for purposes of Section 2.2(h). The Buyer shall revise the calculation of the Final Closing Net Working Capital as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.2(f). The fees and expenses of the Independent Accounting Firm shall be shared by the Buyer and the Sellers in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Buyer and the Sellers, respectively.
          (g) For purposes of complying with this Section 2.2, the Buyer and the Sellers shall furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. If the Buyer elects to conduct a physical inventory in connection with its calculation of the Final Closing Net Working Capital, the Buyer shall notify the Sellers in advance of such inventory, shall permit representatives of the Sellers to be present during such inventory and shall provide to the Sellers copies of all reports and other records and information produced in connection with such inventory.
          (h) If the Final Closing Net Working Capital, as finally determined pursuant to this Section 2.2, is greater than the Estimated Closing Net Working Capital, then the Sellers shall be entitled to receive a distribution of the Escrow Amount and the Buyer shall pay to the Sellers an amount equal to such excess. If the Final Closing Net Working Capital, as finally determined pursuant to this Section 2.2, is less than the Estimated Closing Net Working Capital, then the Buyer shall be entitled to receive a distribution of a portion of the Escrow Amount equal to the amount of such shortfall, and the Sellers shall be entitled to receive a distribution of the balance, if any, of the Escrow Amount. If the Escrow Amount is not sufficient to cover the amount the Sellers are required to pay to the Buyer pursuant to the preceding sentence, the Sellers shall pay the shortfall to the Buyer.
          (i) All distributions and payments pursuant to Section 2.2(h) shall be made within five Business Days following the final determination of the Final Closing Net Working Capital in accordance with this Section 2.2; provided that if the Sellers deliver a Dispute Notice to the Buyer in accordance with Section 2.2(f) and the aggregate value of all disputed items is less than the Escrow Amount, the Sellers and the Buyer shall promptly instruct the Escrow Agent in writing to distribute to the Sellers the portion of the Escrow Amount that is not in dispute and to retain the balance of the Escrow Amount pending final resolution of such disputes in accordance with Section 2.2(f).
          (j) The Initial Purchase Price as adjusted in accordance with this Section 2.2 is referred to in this Agreement as the “Purchase Price.”
     2.3 Assumed Liabilities and Excluded Liabilities
          (a) Subject to the terms and conditions set forth in this Agreement, the Buyer hereby agrees that at the Closing, or such other date or dates provided in Section 1.4, it shall assume and become responsible for the following liabilities and obligations of the Seller Group existing as of such time and arising from the operation of the Business prior to the Closing or the other date or dates provided in Section 1.4, as applicable (collectively, the “Assumed Liabilities”):
     (i) All liabilities and obligations under the Assumed Real Property Leases and Assumed Contracts that are assumed and assigned to the Buyer in accordance with Section 1.4, whether at the Closing or thereafter, including all related Cure Costs;
     (ii) All liabilities and obligations with respect to any gift cards outstanding on the Closing Date, and in the event that the Going Concern Agency Agreement is executed, all liabilities with respect to other loyalty programs outstanding on the Closing Date;
     (iii) All liabilities and obligations with respect to Inventory returned to the Stores after the Closing Date;
     (iv) All liabilities and obligations with respect to the Transferred Employees, to the extent set forth in Section 7.6;
     (v) All liabilities and obligations of the Seller Group relating to real property, personal property, sales and use and other accrued and unpaid Taxes taken into account in the calculation of the Final Closing Net Working Capital;
     (vi) All post-petition trade and other accounts payable and other accrued liabilities taken into account in the calculation of the Final Closing Net Working Capital;
     (vii) All obligations under the letters of credit set forth on Schedule 2.3(a)(vii) (the “Assumed Letters of Credit”); and
     (viii) All Wind Down Obligations in accordance with Section 2.4.

          (b) Except for the Assumed Liabilities, the Buyer shall not be subject to and shall not assume nor be liable for any liabilities of any kind or nature, whether absolute, contingent, accrued, known or unknown, of the Seller Group or related to the Assets or the Business, including the following (collectively, the “Excluded Liabilities”):
     (i) Any obligation or liability in respect of Outstanding Indebtedness, other than the Assumed Letters of Credit;
     (ii) Subject to Section 2.3(a)(v) and Section 2.6, any obligation or liability of the Seller Group for Taxes;
     (iii) Any pre-petition obligation or liability of the Seller Group and any obligation or liability of the Seller Group that constitutes a claim or interest against the Seller Group under Sections 502 or 503 of the Bankruptcy Code to the extent not specifically included in the Assumed Liabilities;
     (iv) Any obligation or liability under the Excluded Real Property Leases or the Excluded Contracts;
     (v) Any obligation or liability in respect of professional fees and expenses incurred by the Sellers prior to the Closing Date;
     (vi) Any obligation or liability in respect of any contingent or success-based fees payable by the Sellers in connection with the Closing pursuant to any Contract entered into by the Sellers prior to the Closing Date;
     (vii) Any obligation or liability in respect of the Sellers’ Key Employee Retention Plan, Key Employee Incentive Plan or any grant or award under either such Plan;
     (viii) Any obligation or liability of the Seller Group to their respective shareholders or equity holders or Affiliates of the Seller Group;
     (ix) Any obligation or liability relating to any current or former employee of the Seller Group, or their dependents and beneficiaries, other than the obligations and liabilities set forth in Section 7.6.
     2.4 Wind Down Obligations.
          (a) From and after the Closing Date, the Buyer shall, on behalf of the Seller Group, pay, perform or otherwise satisfy when and as due all of the obligations, liabilities and expenses as provided in the Transition Agreement (collectively, the “Wind Down Obligations”), including the following:
     (i) All compensation (including any severance compensation) and benefits (including group medical, dental and life insurance benefits) paid or provided by the Seller Group to current or former employees of the Seller Group (other than employees employed at Store Closing Locations the costs of which are the responsibility of the Agent under the applicable Agency Agreement), or their dependents and beneficiaries;
     (ii) All rents (including holiday closing payments), real and personal property and use taxes and assessments, maintenance and cleaning costs, insurance premiums, utility costs and other costs and expenses arising from the operation of the Headquarters Building, the Distribution Centers and the Stores (other than such costs relating to Store Closing Locations which are the responsibility of the Agent under the applicable Agency Agreement) by the Seller Group;
     (iii) All property, casualty and other insurance premiums, fees and expenses payable in connection with the operations of the Seller Group;
     (iv) All professional fees and expenses, court costs and fees, appraisal and valuation expenses and other costs and expenses arising in connection with the Cases (or any successor liquidating trust or similar arrangement); and
     (v) All other obligations, liabilities and expenses that are reasonably incurred by the Seller Group in connection with the performance of this Agreement or the orderly winding down and termination of the Seller Group’s business.
          (b) Notwithstanding Section 2.4(a), the aggregate amount of Wind Down Obligations set forth in Sections 2.4(a)(iv) and 2.4(a)(v) for which the Buyer shall be responsible shall not exceed $15,000,000.
          (c) Prior to the Closing Date, the Parties shall agree upon and document mutually acceptable arrangements with respect to the incurrence and payment for Wind Down Obligations, including arrangements reasonably satisfactory to the Buyer with respect to minimizing to the extent practicable the Wind Down Obligations for which it is responsible.
          (d) In order to ensure the payment, performance and satisfaction in full of the Wind Down Obligations by the Buyer, the Buyer hereby covenants and agrees that until the final discharge of all of the Wind Down Obligations, without the prior written consent of the Sellers, the Buyer shall not (i) declare or pay any dividend or make any distribution of cash or other property, including any Assets, or repurchase or redeem for value any of its outstanding debt or equity securities, or (ii) directly or indirectly assign or otherwise transfer to any Affiliate of the Buyer any interest in assets of the Buyer, including the Assets.
     2.5 Non-Assignable Assets. If any Asset is by its terms or by Applicable Law non-assignable or non-transferable, to the extent such terms are not superseded by the terms of the Sale Order, the Sellers shall use their reasonable best efforts to obtain, or cause to be obtained, on or prior to the Closing, any approvals or consents necessary to convey to the Buyer the benefit thereof. The Buyer shall cooperate with the Sellers in such manner as may be reasonably requested in connection therewith. In the event any consent or approval to an assignment contemplated hereby is not obtained on or prior to the Closing Date, the Sellers shall continue to use reasonable best efforts to obtain any such approval or consent after the Closing Date and the Sellers agree to enter into any appropriate and commercially reasonable arrangement to provide that the Buyer shall receive the Seller Group’s interest in the benefits under any such Asset; provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor if such consent or approval had been obtained.
     2.6 Transfer Taxes. To the extent the transactions contemplated hereby are not exempt under Section 1146 of the Bankruptcy Code, the Buyer shall be liable for and pay any sales and transfer Taxes, filing fees, documentary fees or other Taxes payable in connection with the purchase, sale or transfer of the Assets to, and the assumption of the Assumed Liabilities by, the Buyer pursuant to this Agreement. The Buyer and the Sellers shall use reasonable best efforts to minimize the amount of all the foregoing Taxes and shall cooperate in providing each other with any appropriate resale exemption certifications,

Tax clearance certificates and other similar documentation. The Party that is required by Applicable Law to make the filings, reports, or returns and to handle any audits or controversies with respect to any of the foregoing Taxes shall do so, and the other Party shall cooperate (and make reimbursement) with respect thereto as necessary.
     2.7 Allocation of Purchase Price. No later than ninety (90) days after the Closing Date, the Buyer and the Sellers shall mutually agree upon a Tax allocation of the Purchase Price, applicable Assumed Liabilities and other relevant items among the Assets in accordance with Section 1060 of the Tax Code and the regulations thereunder and any comparable provision of state or local law. Each of the Parties agrees that it or they shall file a statement (on IRS Form 8594 or other applicable form) setting forth such allocation with its or their federal and applicable state income Tax returns and shall also file such further information or take such further actions as may be necessary to comply with the Treasury Regulations that have been promulgated pursuant to Section 1060 of the Tax Code and similar applicable state laws and regulations.
     2.8 Deposit. The Buyer shall, within two (2) Business Days after the date of this Agreement, deposit with a mutually acceptable independent escrow agent (the “Escrow Agent”) an amount equal to $15,000,000 (the “Deposit”), pursuant to an escrow agreement in customary commercial form (the “Escrow Agreement”). If the Closing takes place as provided herein, then the Deposit shall be credited against the Initial Purchase Price pursuant to Section 2.1 and paid by the Escrow Agent to the Sellers at the Closing. If this Agreement is terminated in accordance with Article 10 for any reason other than pursuant to Section 10.1(g), then the Escrow Agent shall promptly return the Deposit to the Buyer. If this Agreement is terminated pursuant to Section 10.1(g), the Escrow Agent shall retain the Deposit pending a determination of actual damages pursuant to Section 12.14.
     2.9 Kobo Interest. The Buyer acknowledges that the assignment and transfer of the Kobo Interest by the Seller Group to the Buyer pursuant to this Agreement are subject to certain transfer restrictions, first refusal rights and participation rights under the organizational documents and shareholders agreement of Kobo. Prior to the Closing, the Sellers shall obtain a waiver of the foregoing restrictions and rights from Kobo and its shareholders or shall otherwise cause such restrictions and rights not to be applicable to the assignment and transfer of the Kobo Interest to the Buyer pursuant to this Agreement. The Buyer shall cooperate with the reasonable requests of the Sellers in connection with the assignment and transfer of the Kobo Interest, including executing at Closing a joinder agreement or similar instrument pursuant to which it agrees to become a party to and bound by the Kobo shareholders agreement and any other agreements to which the shareholders of Kobo, including the Sellers, are party as of the date of this Agreement.
     2.10 Second Escrow.
          (a) On the Closing Date, the Buyer shall fund a second escrow with the Escrow Agent in the amount of $7,500,000 (the “Second Escrow Amount”), pursuant to an escrow agreement in customary commercial form (the “Second Escrow Agreement”). If the Sellers have insufficient assets after the Closing to pay all allowed administrative expenses pursuant to Section 503(b) and allowed priority tax claims pursuant to Section 507(a)(8) of the Bankruptcy Code that were incurred and unpaid as of the Closing Date, excluding any and all of such expenses that will be paid by the Buyer or the Agent hereunder or pursuant to the applicable Agency Agreement, then the Sellers may from time to time provide written notice of the deficiency to the Buyer (the “Second Escrow Claim Notice”). The Second Escrow Claim Notice shall be accompanied by reasonable supporting documentation setting forth the amount and nature of any allowed administrative expenses or allowed priority tax claims for which a deficiency exists and the amount of the deficiency. A copy of the Second Escrow Claim Notice shall also be provided by the Sellers to the Escrow Agent. The Second Escrow Claim Notice shall be final and binding on the Buyer unless within ten (10) days following receipt thereof, the Buyer disputes any calculation thereon by delivering a written notice to the Seller and the Escrow Agent (the “Second Escrow Dispute Notice”).
          (b) If the Buyer does not timely provide a Second Escrow Dispute Notice, or if the Buyer affirmatively accepts the Second Escrow Claim Notice, the Buyer and the Sellers shall instruct the Escrow Agent to transfer to the Sellers the amount set forth in the Second Escrow Claim Notice. If the Buyer disputes only a portion of the Second Escrow Claim Notice in its Second Escrow Dispute Notice, the Buyer and the Sellers shall jointly instruct the Escrow Agent to release to the Sellers the undisputed amount.
          (c) Any dispute with respect to a Second Escrow Claim Notice shall be resolved by an action in the Bankruptcy Court. Upon resolution of such dispute, if additional amounts are payable to the Seller, the Buyer and the Sellers shall mutually instruct the Escrow Agent to pay such amounts.
          (d) The escrow contemplated by this Section 2.10 shall terminate on the earlier of January 31, 2012 or sixty (60) days after the effective date of a plan of reorganization, and the remaining balance paid by the Escrow Agent to the Buyer; provided that any amount subject to dispute not resolved by such time shall remain in the escrow until the dispute is resolved.
          (e) Any payments to the Sellers under this Section 2.10 shall be treated as an increase to the Purchase Price.
ARTICLE 3
CLOSING
     3.1 Closing. Consummation of the transactions contemplated hereby (the “Closing”) shall occur as soon as practicable on such date as is specified by the Buyer, but in any event not later than two (2) Business Days after the date the conditions to Closing set forth in this Agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), at the offices of Kasowitz, Benson, Torres & Friedman LLP, New York, New York, or at such time and place as the Buyer and the Sellers may otherwise agree. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Notwithstanding anything herein to the contrary, the Buyer shall be entitled to direct the Agent to conduct GOB Sales on the terms set forth in the applicable Agency Agreement commencing on the first day following the entry of the Sale Order.
     3.2 Deliveries by the Sellers at Closing. At the Closing, the Sellers shall each execute, acknowledge and deliver to the Buyer the following (which events shall occur, each being deemed to have occurred simultaneously with the others):
          (a) A Bill of Sale in a form reasonably satisfactory to the Buyer and its counsel and the Sellers and their counsel;
          (b) An Assignment and Assumption Agreement in a form reasonably satisfactory to the Buyer and its counsel and the Sellers and their counsel, pursuant to which the Buyer shall be assigned and shall assume the Assumed Real Property Leases, Assumed Contracts and Assumed Liabilities from the Seller Group (the “Assignment and Assumption Agreement”);
          (c) A copy of the Sale Order;

          (d) Trademark, patent and domain name assignments in a form reasonably satisfactory to the Buyer and its counsel and the Sellers and their counsel, pursuant to which the Seller Group shall assigned the Transferred Intellectual Property to the Buyer (the “IP Assignments”);
          (e) The Escrow Agreement and the Second Escrow Agreement, each in a form reasonably satisfactory to the Buyer and its counsel and the Sellers and their counsel;
          (f) The applicable Agency Agreement in a form reasonably satisfactory to the Sellers, the Buyer and the Agent;
          (g) A copy of the resolutions adopted by the Sellers’ Boards of Directors authorizing the transactions contemplated hereby and the consummation thereof, certified by a secretary or assistant secretary of the Sellers to be a true and correct copy;
          (h) A certificate of incumbency as to those officers of the Sellers executing instruments in connection with this Agreement; and
          (i) All other documents, certificates, instruments or writings, including the Ancillary Agreements, reasonably requested by the Buyer in connection herewith.
     3.3 Deliveries by the Buyer at Closing. At the Closing, the Buyer shall execute, acknowledge and deliver to the Sellers the following (which events shall occur, each being deemed to have occurred simultaneously with the others):
          (a) A duly executed Assignment and Assumption Agreement;
          (b) The Bill of Sale and the IP Assignments, if any, that call for a signature by the Buyer;
          (c) The Escrow Agreement and the Second Escrow Agreement, each in a form reasonably satisfactory to the Buyer and its counsel and the Sellers and their counsel;
          (d) The Initial Purchase Price, as adjusted in accordance with Section 2.2(b), to the Sellers by wire transfer in immediately available funds;
          (e) A copy of the resolutions adopted by the Buyer’s Board of Directors authorizing the transactions contemplated hereby and the consummation thereof, certified by a secretary or assistant secretary of the Buyer to be a true and correct copy;
          (f) A certificate of incumbency as to those officers of the Buyer executing instruments in connection with this Agreement; and
          (g) All other documents, certificates, instruments or writings, including the Ancillary Agreements, reasonably requested by the Sellers in connection herewith.
     3.4 Deemed Consents and Cures. The Sellers shall be deemed to have obtained all required consents, as applicable, in respect of the assignment of any of the Assumed Real Property Leases and Assumed Contracts and all defaults thereunder shall be deemed to have been cured if, and to the extent that, pursuant to the Sale Order or another Order of the Bankruptcy Court, the Seller Group is authorized to assume and assign any such Assume Real Property Leases and Assumed Contracts to the Buyer pursuant to Section 365 of the Bankruptcy Code.

     3.5 Subsequent Documentation; Further Assurances. The Buyer and the Sellers shall, at any time and from time to time after the Closing Date, upon the reasonable request of the other, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further (a) assignments, transfers and conveyances as may be required for assigning, transferring, granting, conveying and confirming the transactions contemplated hereby, including aiding and assisting the Buyer in collecting and reducing to possession any or all of the Assets and (b) documents and instruments as may be reasonably necessary for the further completion of any of the transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     The Sellers, jointly and severally, represent that the following are true and correct as of the date hereof and shall be true and correct at the date of the Closing after giving effect to the Sale Order:
     4.1 Organization and Power. Each Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization, (b) has all requisite corporate power and authority to carry on its Business as currently conducted, and (c) has the requisite corporate power and authority to own, lease, operate or hold the applicable Assets.
     4.2 Authority; No Conflicts. Subject to Bankruptcy Court approval and entry of an Order of the Bankruptcy Court approving the terms of this Agreement, each Seller has the authority to enter into and consummate this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. Subject to the approval of the Bankruptcy Court pursuant to the Sale Order and except for the requirements of the HSR Act, the execution, delivery and performance by each Seller of this Agreement and of the Ancillary Agreements to which it is a party (a) do not and shall not violate or conflict with any provision of the certificate or articles of incorporation or bylaws of such Seller, (b) do not and shall not violate any provision of any Applicable Law or any order, judgment or decree of any Governmental Entity or any Governmental Authority, (c) do not and shall not violate or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Assumed Contract that is a Material Contract, (d) shall not result in the creation or imposition of any material Lien (other than Permitted Liens) upon any of the Assets, and (e) shall not result in the cancellation, modification, revocation or suspension of any material Permit.
     4.3 Execution and Delivery. Subject to the approval of the Bankruptcy Court pursuant to the Sale Order, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Sellers have been duly authorized by all necessary corporate action, and the execution and performance of the Ancillary Agreements by the Sellers has been or shall be authorized by all necessary corporate action prior to the Closing Date. Subject to Bankruptcy Court approval and entry of an Order of the Bankruptcy Court approving the terms of this Agreement, this Agreement constitutes, and upon execution of each of the Ancillary Agreements such agreements shall constitute, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms.
     4.4 Sale Free and Clear of Liens. On the Closing Date or such other applicable date as provided in Section 1.4, after giving effect to the Sale Order, (a) the Assets shall be transferred to the Buyer free and clear of all Liens other than Permitted Liens and (b) the Buyer shall obtain good title to the Assets free and clear of all Liens other than Permitted Liens.

     4.5 Ownership of Assets; Condition; Sufficiency; Subsidiaries.
          (a) Except as set forth on Schedule 4.5(a), the Seller Group collectively has good title to, or valid leasehold interest in, the Assets.
          (b) The Equipment included in the Assets and the other tangible Assets are in good operating condition, reasonable wear and tear excepted, suitable and usable for the purposes for which they have been used by the Seller Group in the Business.
          (c) The entities listed on Schedule 4.5(c) represent all of the subsidiaries of the Sellers (collectively, the “Borders Subsidiaries”). Each Borders Subsidiary is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each Borders Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Except as set forth on Schedule 4.5(c), neither Seller has any equity participation in any Person that is not another Seller or a Borders Subsidiary.
          (d) Except for those restrictions and rights provided in the organizational documents and shareholders’ agreement of Kobo, the Seller Group owns the Kobo Interest free and clear of all Liens, and have not granted to any Person other than the Buyer a preferential right to acquire such equity interest.
     4.6 Taxes. Except as set forth on Schedule 4.6:
          (a) All material ad valorem and other property Taxes relating to the Assets have been fully paid for all Tax years ending on or before the Closing and there are no material delinquent property Tax Liens or assessments; and
          (b) The Sellers have filed all required Tax returns and have paid (or shall pay on or before the Closing) all Taxes of whatever kind pertaining to the Assets and the Business and required to be paid by the Sellers for all periods up to and including the Closing Date.
     4.7 Litigation. Except as set forth on Schedule 4.7, and except for the Cases, there is no claim, litigation, action, arbitration or legal proceeding pending before a Governmental Entity or, to the Sellers’ Knowledge, threatened against the Sellers, affecting (a) the Sellers’ ability to perform their obligations hereunder, (b) the rights granted under the Material Contracts, or (c) the ownership, use, maintenance or operation of the Assets and the Business, including the Stores, in each case that would not, individually or in the aggregate, materially and adversely affect the Buyer, the Assets or the Business. Except with respect to claims filed in connection with the Cases, and subject to all of the provisions of the Bankruptcy Code, neither the Business nor the Assets are subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     4.8 Material Contracts. Each Assumed Contract that is a Material Contract is valid, binding and enforceable against the Sellers, as applicable, in accordance with its terms, and is in full force and effect on the date of this Agreement. The Seller Group has performed in all material respect the obligations required to be performed by the Seller Group to date under, and is not in default or delinquent in the performance in connection with, any Assumed Contract that is a Material Contract, or, upon entry and effectiveness of the Sale Order, which would not preclude the Seller Group from assigning such Assumed Contract to the Buyer, subject to payment of the applicable Cure Amount as provided in this Agreement. No other party to any Assumed Contract that is a Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default by any such other party. Excepted from the representations in this

Section 4.8 related to the absence of default or delinquent performance under Assumed Contracts that are Material Contracts are those obligations that are deemed to be Cure Costs, which shall be paid under the terms of the Sale Order.
     4.9 Permits; Compliance with Laws.
          (a) The Sellers possess all permits, Licenses, approvals, authorizations, consents or filings with Governmental Authorities necessary for the conduct of the Business (the “Permits”) other than Permits that (a) are not customarily required to be obtained in connection with businesses having operations similar to those of the Business, (b) could, in the reasonable judgment of the Sellers, be obtained in the ordinary course of business after Closing through routine, administrative filings, and (c) if not obtained, would not, individually or in the aggregate, materially and adversely affect the Buyer, the Assets or the Business. All material Permits issued to the Sellers are in full force and effect, and no proceeding is pending or, to the Knowledge of the Sellers, threatened to revoke, withdraw or limit any such Permit. Except as set forth on Schedule 4.9, to the Knowledge of the Sellers, no outstanding material violations are or have been recorded in respect of any material Permits.
          (b) The operation of the Business by the Sellers complies in all material respects with all Applicable Laws and the requirements and conditions of all Permits, including all applicable operating certificates and authorities, and all other rules, regulations, directives and policies of all Governmental Authorities having jurisdiction over the Business. There is no unresolved written notice from any Governmental Authority that the Assets or the operations of the Business are not being conducted in accordance with all Applicable Laws and orders and other requirements of Governmental Entities and Governmental Authorities having jurisdiction over either Seller and/or the Assets, except for matters that would not, individually or in the aggregate, materially and adversely affect the Buyer, the Assets or the Business.
     4.10 Broker or Finder. Except as set forth on Schedule 4.10, no Person assisted in or brought about the negotiation of this Agreement, or the subject matter of the transactions contemplated hereby, in the capacity of broker, agent, or finder or in any similar capacity on behalf of the Sellers.
     4.11 Third Party Approvals. Except for (a) entry of the Sale Order, (b) compliance with the HSR Act, and (c) approvals or consents set forth on Schedule 4.11, the execution, delivery and performance by the Sellers of this Agreement and the consummation of the transactions contemplated hereby do not require any material consent, waiver, authorization or approval of, or filings with, any Person (including any Governmental Authority) that has not been obtained or is not deemed to be superseded by applicable provisions of the Bankruptcy Code (the matters described in this Section 4.11, collectively referred to as the “Consents”).
     4.12 Real Estate.
          (a) Except as set forth on Schedule 4.12(a), the Seller Group has, and at Closing shall transfer to the Buyer, a valid leasehold interest in the premises subject to the Assumed Real Property Leases, free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 4.12(a), the Seller Group as of the date of this Agreement enjoys peaceful and undisturbed possession under all premises subject to the Assumed Real Property Leases.
          (b) Except as set forth on Schedule 4.12(b), as of the date of this Agreement, the Seller Group has not received any notice of any pending, threatened or contemplated condemnation proceeding affecting any of the premises subject to the Assumed Real Property Leases or any material part thereof or any proposed termination or impairment of any parking at any of such premises or of any sale or other disposition of any of such premises or any part thereof in lieu of condemnation.
          (c) The Seller Group has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the premises subject to the Assumed Real Property Leases, except for assignments, transfers, conveyances, mortgages, deeds of trust or other encumbrances that shall be released or terminated at Closing.
     4.13 Labor and Employment Matters.
          (a) The Seller Group (i) has withheld all amounts required by Applicable Law or by agreement to be withheld from the wages, salaries and other payments to its employees and (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, the Seller Group has timely paid or adequately accrued to be paid to any unemployment compensation fund or other fund to which the Seller Group is required to contribute under Applicable Laws through the Closing.
          (b) Except as set forth on Schedule 4.13(b), the Seller Group is not a party to a collective bargaining agreement (including side letters or agreements, supplemental agreements or memorandum of understanding that would materially alter a collective bargaining agreement) covering any employees, nor, to the Knowledge of the Sellers, are there currently any union organizing efforts by or with respect to any such employees. The Seller Group with respect to the Business has not experienced any actual or, to the Sellers’ Knowledge, threatened employee strike or employee related work stoppage, slowdown or lockout, except for matters that would not, individually or in the aggregate, materially and adversely affect the Buyer, the Assets or the Business.
          (c) The Seller Group does not have any employment agreements with any of its employees that are not terminable at will without material cost or expense at the election of the Seller Group, except for those previously identified in writing to the Buyer. The Seller Group is not party to any change of control severance agreements, except for those previously identified in writing to the Buyer.
          (d) Except as set forth in Schedule 4.13(d) and except for matters that would not, individually or in the aggregate, materially and adversely affect the Buyer, the Assets or the Business (i) there are no administrative charges or court complaints against either Seller concerning alleged employment discrimination or other employment related matters that are pending or, to the Knowledge of the Sellers, threatened before the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor or any other Governmental Authority and (ii) the Seller Group is in compliance with all Applicable Laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, including all immigration laws.
     4.14 Benefit Matters.
          (a) Except as provided on Schedule 4.14(a) and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, the Seller Group does not have any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof that shall affect the Buyer or the Assets. There is no health care plan sponsored or maintained by the Seller Group that provides health or dental coverage or benefits to any current or future retiree of the Seller Group or their spouses or dependents.
          (b) Schedule 4.14(b) contains a list of all material Employee Plans sponsored, maintained or contributed to by the Seller Group, or to which the Seller Group has an obligation to contribute. With respect to any Employee Plan that is sponsored, maintained, or contributed to (or to which there is an obligation to contribute), or has been sponsored, maintained, or contributed to (or to which there has been an obligation to contribute) within six (6) years prior to the Closing Date, by the Seller Group, or any corporation, trade, business, or entity under common control with either Seller, within the meaning of Section 414(b), (c), (in) or (o) of the Code or Section 4001 of ERISA (“Commonly Controlled Entity”), except as set forth on Schedule 4.14(b) (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied in full, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Seller Group or any Commonly Controlled Entity, which liability has not been satisfied in full, (iii) no Tax under Section 4971 of the Code has been incurred for failure to satisfy the minimum funding requirements, (iv) all contributions (including employer contributions and employee elective deferred contributions) that are due have been timely paid to the Savings Plans and all contributions (including installments) to such plan (other than the Savings Plans) required by Sections 302, 303 and 304 of ERISA and Sections 412, 430, 431 and 432 of the Code have been timely made and all contributions for any period ending before the Closing Date that are not yet due have been paid up to and including the Closing Date to any such Employee Plan which is subject to Section 302 of ERISA or Section 412 of the Code, or accrued on the books of the Sellers or any Commonly Controlled Entity, (v) no liability under Sections 302, 303 or 304 of ERISA, Sections 412, 430, 431 or 432 of the Code or Title IV of ERISA has been incurred by either Seller or any Commonly Controlled Entity that could become a Liability of the Buyer or any of its Affiliates and (vi) no Employee Plan is a Multiemployer Plan or is subject to Title IV of ERISA.
     4.15 Intellectual Property.
          (a) Schedule 4.15(a) includes a listing of all of the patents, trademark, service mark and copyright registrations, domain names and the pending patent, trademark and copyright applications for Intellectual Property that are owned by the Seller Group.
          (b) Schedule 4.15(b) also includes a listing of all licenses and other agreements to which the Seller Group is a party that are material to the operation of the Business and pursuant to which the Seller Group authorizes any other Person to use any Intellectual Property, and also includes a listing of all licenses and other agreements pursuant to which Intellectual Property that is used in and material to the operation of the Business and owned by Persons other than the Seller Group is licensed to the Seller Group.
          (c) Each material item of Transferred Intellectual Property owned by the Seller Group (i) is valid, subsisting and in full force and effect and (ii) has not been abandoned or passed into the public domain. Except as set forth on Schedule 4.15(c), the Seller Group has not been notified in writing prior to the date of this Agreement that it is or may be infringing any patents, trade secrets, trademarks, trade names, service marks, service names, copyrights or other Intellectual Property of any third party and, to the Knowledge of the Sellers, there is no continuing infringement of the Transferred Intellectual Property by other Persons. Except as set forth on Schedule 4.15(c), the Seller Group as of the date of this Agreement is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Transferred Intellectual Property, or restricting the licensing thereof by the Seller Group to any Person, and the issued patents and the issued trademark, service mark and copyright registrations and URLs listed on Schedule 4.15(a) have not lapsed, expired or been cancelled. The Seller Group has taken reasonable measures to protect and maintain all of the Seller Group’s rights in the Transferred Intellectual Property.
     4.16 Absence of Certain Changes or Events. Except as set forth in Schedule 4.16(a), since April 1, 2011, there has not been any uninsured loss, damage, destruction or other casualty to the Assets that would, individually or in the aggregate, materially and adversely affect the Buyer, the Assets or the Business.
     4.17 Financial Assurance Instruments. Schedule 4.17 contains an accurate and complete list of all outstanding financial assurance instruments related to the Business, including performance bonds, letters of credit and surety bonds. True and complete copies of such financial assurance instruments have been provided to the Buyer.
     4.18 Insurance. Schedule 4.18 contains an accurate and complete list of all material policies or binders of property, general liability, workmen’s compensation, automobile liability and pollution legal liability insurance held by or on behalf of the Seller Group in connection with the Business. As of the date of this Agreement., the Seller Group has not received notice of cancellation or non-renewal of any policy of insurance, nor been refused any insurance, nor has their coverage been limited by any carrier, in each case in connection with the Seller Group’s ownership of the Assets and operation of the Business.
     4.19 Accounts Receivable and Accounts Payable. All Transferred Receivables represent bona fide transactions and have arisen in the ordinary course of business, are valid and not subject to material set off or counterclaim, except for customary allowances and reserves in the ordinary course of business and subject to allowances for doubtful receivables recorded in the financial records of the Seller Group in the ordinary course of business, consistent with past practice. All of the post-petition accounts payable, including post-petition trade accounts payable, included in the Assumed Liabilities represent bona fide transactions and have arisen in the ordinary course of business, taking into account the pendency of the Cases, and no material such account payable is delinquent by more than thirty (30) days in its payment.
     4.20 Disclaimer of Representations and Warranties; Schedules. NEITHER THE SELLERS NOR ANY EMPLOYEES, DIRECTORS, OFFICERS, SHAREHOLDERS OR REPRESENTATIVES OF THE SELLERS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE SELLER GROUP OR ITS BUSINESS OPERATIONS OR PROSPECTS OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OTHER THAN THOSE EXPRESSLY MADE IN THIS AGREEMENT OR ANY SCHEDULE HERETO OR ANY ANCILLARY AGREEMENT.
     4.21 Termination of Representations and Warranties Upon Closing. The representations and warranties of the Sellers in this Agreement and each Ancillary Agreement shall not survive the Closing Date and shall be null and void ab initio and of no further force or effect immediately after the Closing Date.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Sellers that the following are true and correct as of the date hereof and shall be true and correct at the date of the Closing:
     5.1 Organization and Power. The Buyer (a) is a duly organized, validly existing entity under the laws and in good standing in the state of its organization, (b) has all requisite power and authority to carry on the business in which it is now engaged, and (c) has taken all action required by Applicable Law, and by the Buyer’s organizational documents, to authorize the execution and delivery of this Agreement and the purchase of the Assets and assumption of the Assumed Liabilities in accordance with this Agreement.
     5.2 Authority; No Conflicts. The Buyer has the requisite power and authority (including full limited liability company power and authority) to execute this Agreement and each Ancillary Agreement to which the Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is a party (a) do not and shall not violate or conflict with any provision of the certificate of formation or limited liability company agreement of the Buyer, and (b) do not and shall not violate any provision of any Applicable Law or any order, judgment or decree of any Governmental Entity or any Governmental Authority.
     5.3 Execution and Delivery. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary limited liability company action on the part of the Buyer, and the execution and performance of each Ancillary Agreement to which the Buyer is a party has been or shall be authorized by all necessary limited liability company action on the part of the Buyer prior to the Closing Date. This Agreement constitutes, and upon execution by the Buyer of each of the Ancillary Agreements to which it is a party, such agreements shall constitute, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.
     5.4 Litigation. There is no claim, litigation, action or legal proceeding before a Governmental Entity or, to the Buyer’s knowledge, threatened against the Buyer, adversely affecting the Buyer’s ability to perform its obligations hereunder. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the Buyer’s knowledge, threatened against the Buyer.
     5.5 No Brokers. The Buyer has not utilized the services of or contracted or dealt with a broker or finder in connection with any of the transactions contemplated by this Agreement, including the Buyer’s purchase of the Assets or any portion thereof, and no commission or other compensation is or shall be due or owed from the Buyer to any Person with respect to the purchase and sale of the Assets.
     5.6 Termination of Representations and Warranties Upon Closing. The representations and warranties of the Buyer in this Agreement and each Ancillary Agreement to which the Buyer is a party shall not survive the Closing Date and shall be null and void ab initio and of no further force or effect immediately after the Closing Date.
ARTICLE 6
COVENANTS OF THE SELLERS
     Each Seller covenants and agrees with the Buyer that:
     6.1 Access. Prior to the Closing, the Sellers shall afford to the authorized representatives of the Buyer reasonable access during normal business hours to the business, Leased Real Property, facilities, books and records (regardless of form or medium, which shall include source code and related documentation, databases, and other electronic media), and senior management so as to afford the Buyer reasonable opportunity to make such review, examination and investigation of the Business as the Buyer reasonably determine is necessary in connection with the consummation of the transactions contemplated hereby and the financing thereof, and during such period the Sellers shall furnish, as reasonably promptly as practical, to the Buyer and its representatives any information they may reasonably request; provided that (a) the Buyer shall provide the Sellers with sufficient advance notice of such access (which shall be no less than two (2) Business Days) to permit the Sellers to designate a party to accompany the Buyer when they are visiting the Sellers’ facilities should they so desire, and (b) the foregoing right of access shall not be exercisable in such a manner as to interfere in a material way with the normal operations and business of the Sellers. The Buyer shall be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith; provided that in the event that either Seller has executed an agreement with a third party providing that any information in its possession from such third party is covered by confidentiality protections, such Seller shall not provide access to such information to the Buyer until such Seller has obtained the necessary waivers from such third party to permit the disclosure to the Buyer of such information and such Seller shall use its reasonable best efforts to obtain such waivers. All requests for information pursuant to this Section 6.1 shall be directed to any of the persons listed on Schedule 6.1 hereto or any other such additional person as may be designated by the Sellers. All information received pursuant to this Section 6.1 shall be governed by the terms of that confidentiality letter between the Buyer’s Affiliate Direct Brands, Inc. and the Sellers, dated March 25, 2011 (the “Confidentiality Agreement”).
     6.2 Reasonable Best Efforts. Each Seller shall use its reasonable best efforts to cause, to the extent within such Sellers’ control, the conditions set forth in Article 8 to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby.
     6.3 Notice to the Buyer. Each Seller agrees to promptly notify the Buyer in writing of any information it obtains or becomes aware of that would indicate that a representation and warranty of the Sellers made herein or in any Schedule hereto is not correct in all material respects or that any of the conditions to Closing shall not be satisfied.
     6.4 New Commitments. Without the prior written consent of the Buyer (which shall not be unreasonably withheld), neither Seller shall prior to the Closing (a) other than in accordance with the Bid Procedures Order, enter into any new agreement or commitment with respect to the Assets or the Business other than in the ordinary course operation of the Business, (b) modify or terminate any existing agreements relating to the Assets other than in the ordinary course operation of the Business, or (c) encumber, sell or otherwise dispose of any of the Assets other than personal property that is replaced by equivalent property or consumed in the normal, ordinary course operation of the Business, except for any commitment as set forth on Schedule 6.4 sought pursuant to motions pending with or approved by the Bankruptcy Court as of the date hereof.
     6.5 Maintenance of Interests. The Seller shall use their reasonable best efforts from the date of execution of this Agreement until the Closing to maintain and operate the Business and Assets (or cause the Business and Assets to be maintained and operated) in the ordinary course of business consistent with past practice, in a reasonable and prudent manner, in full compliance with Applicable Law, to maintain insurance now in force with respect to the Assets, and, subject to applicable bankruptcy law, to pay when due all costs and expenses coming due and payable in connection with the normal maintenance and operation of the Assets. Without limiting the generality of the foregoing and without the prior written consent of the Buyer, neither Seller shall, except for any of the following, as set forth on Schedule 6.5, being sought pursuant to motions pending with or approved by the Bankruptcy Court as of the date hereof: (a) introduce any materially new or different method of maintenance, operation or accounting with respect to the Business and the Assets, (b) incur any liabilities other than in the ordinary course of business, (c) enter into, amend or terminate any employment, bonus, severance or retirement contract or arrangement, nor increase any salary or other form of compensation payable or to become payable to any executives or employees of the Business (except for the payment of a sale bonus as may be approved pursuant to the motion filed with the Bankruptcy Court), or (d) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets, properties, rights or claims, except for sales of inventory in the ordinary course of business consistent with past practice.
     6.6 Reports and Information. Each Seller shall, promptly on receipt, deliver to the Buyer copies of all notices, reports, demands, claims, appraisals, and similar information supplied by any Person asserting a Lien or by any Governmental Authority respecting the Assets, or their ownership or operation. Prior to Closing, the Sellers shall deliver to the Buyer monthly financial statements within thirty (30) days of the applicable month-end, which financial statements shall be similar in scope to and shall be prepared on a consistent basis with, the monthly financial statements previously provided to the Buyer.
     6.7 Consents and Approvals.
          (a) The Sellers shall use their reasonable best efforts to obtain all Consents required by the Bankruptcy Code or other Applicable Law to be obtained by the Sellers to effect the transactions contemplated hereby. Without limiting the foregoing, as soon as practicable after the date of this Agreement, the Sellers shall make or cause to be made all such further filings and submissions, and take or cause to be taken such further action, as may reasonably be required in connection therewith on a timely basis.
          (b) Without limiting the generality of Section 6.7(a), the Sellers and the Buyer shall comply fully with all applicable notification, reporting and other requirements of the HSR Act. The Sellers and the Buyer, within five (5) Business Days after the date of this Agreement, shall file the required notifications with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) pursuant to and in compliance with the HSR Act, and seek early termination of the waiting period thereunder. The Buyer and the Sellers shall each pay fifty percent (50%) the applicable HSR Act filing fee. The Sellers and the Buyer shall use reasonable best efforts to cooperate with each other with respect to such filing, and shall respond as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any other Governmental Authority in connection therewith. Each Party shall (i) subject to Applicable Laws, promptly notify the other Party of any written communication to that Party from the FTC, the Antitrust Division or any other Governmental Authority relating to this Agreement and, subject to Applicable Laws, permit the other Party to review in advance any proposed written communication to any of the foregoing relating to this Agreement; (ii) to the extent permitted by Applicable Laws, not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat; and (iii) to the extent permitted by Applicable Laws, furnish the other Party with copies of all correspondence, filings and communications between such Party and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby.
     6.8 Employee and Employee Benefits Obligations. Other than the liabilities and obligations with respect to the Transferred Employees that the Buyer has expressly agreed to assume, perform and become responsible for in accordance with Section 7.6, the Seller Group shall, subject to Section 2.4, retain and be responsible for all liabilities and obligations with respect to its current and former employees and their dependents and beneficiaries, including all liabilities and obligations arising under any Employee Plan, including any Savings Plan, sponsored, maintained or contributed to (or to which there has been an obligation to contribute) at any time by the Seller Group or any Commonly Controlled Entity.

ARTICLE 7
COVENANTS OF THE BUYER
     The Buyer covenants and agrees with the Sellers that:
     7.1 Reasonable Best Efforts. The Buyer shall use its reasonable best efforts to cause, to the extent within the Buyer’s control, the conditions set forth in Article 8 to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby.
     7.2 Notice to the Sellers. The Buyer agrees to promptly notify the Sellers in writing of any information the Buyer obtains or becomes aware of that would indicate that a representation and warranty of the Buyer made herein or in any Schedule hereto is not correct in all material respects.
     7.3 Bankruptcy Court Approval and Related Matters. The Buyer acknowledges and agrees to Article 11 and shall use reasonable best efforts to assist the Sellers in obtaining any orders necessary to consummate the transactions contemplated hereby and any orders ancillary hereto and agree to provide the Sellers with information necessary to obtain such orders.
     7.4 Confidentiality. The Buyer shall maintain the Confidential Information in accordance with the terms of the Confidentiality Agreement. In the event the Closing does not occur for any reason, the Buyer shall immediately return to the Sellers or destroy all copies and recordings of the Confidential Information in their possession or under their control in accordance with the Confidentiality Agreement.
     7.5 Transition Agreement. The Buyer and the Sellers shall negotiate in good faith and execute an agreement (the “Transition Agreement”) at Closing pursuant to which, inter alia, the Seller Group shall be entitled to use without cost the Transferred Intellectual Property (including the name “Borders”) following the Closing to the extent reasonably required in connection with the performance of this Agreement by the Sellers.
     7.6 Transferred Employees.
          (a) At least five (5) days prior to (i) the Closing Date with respect to those Stores or Distribution Centers subject to Assumed Real Property Leases to be assigned to the Buyer on the Closing Date or (ii) the expected assignment date with respect to those Stores and Distribution Centers subject to Assumed Real Property Leases to be assigned to the Buyer after the Closing Date in accordance with Section 1.4, the Buyer shall deliver, in writing individually or generally, an offer of employment commencing on the Closing Date or assignment date, as applicable, and contingent upon the Closing or such assignment, on an at-will basis (except to the extent otherwise expressly agreed in a writing signed by the Buyer and such employee), to substantially all of the employees who remain employed by the Seller Group and are employed at the applicable Store or Distribution Center. In addition, the Buyer may deliver such offers of employment to other employees of the Seller Group, including employees employed at the Headquarters Building, at the sole discretion of the Buyer. Offers of employment extended by the Buyer to non-managerial employees in accordance with this Section 7.6(a) shall be for positions with job duties substantially similar to the job duties of the position that the employees held immediately prior to the Closing Date and on at least the same terms and conditions with respect to base salary or hourly wages as those in effect immediately prior to the Closing Date. The Buyer shall extend an offer of employment to employees normally employed at the Stores and Distribution Centers subject to Assumed Real Property Leases who are on an approved leave of absence for workers compensation, disability, military, family illness or parental leave as of the Closing Date or applicable assignment date to at least the same extent, if any, as such employees would be entitled to reemployment under either

Applicable Law or the Seller Group’s policies and procedures in existence immediately prior to the Closing Date. The individuals who accept offers of employment extended by the Buyer pursuant to this Section 7.6(a) are hereinafter referred to as the “Transferred Employees.”
          (b) The Buyer shall assume and be responsible for the payment of (i) all wages due to the Transferred Employees accrued since the last regular payroll date prior to the Closing Date or assignment date, as applicable, (ii) all amounts due to the Transferred Employees (or to service providers for benefits provided to Transferred Employees or their dependents) under the employment policies and Employee Plans (other than accrued benefits under the Savings plan as of the Closing Date or assignment date, as applicable or benefits which are fully insured) of the Seller Group immediately prior to the Closing Date or assignment date, as applicable, with respect to all benefits provided under the Employee Plans, including accrued and unused vacation, sick days and personal days, medical and dental (including incurred but not reported claims and claims reported but not yet paid) and earned but unpaid bonuses as shown on Schedule 7.6(b), (iii) all workers’ compensation liabilities relating to the Transferred Employees (including incurred but not reported claims and claims reported but not yet paid) as shown on Schedule 7.6(b), and (iv) all severance obligations with respect to the Transferred Employees whose employment with the Buyer or its Affiliates terminates for any reason other than cause from and after the Closing Date or assignment date, as applicable. All such liabilities shall be deemed to be Assumed Liabilities. The Buyer shall be responsible for all compensation and benefits payable or provided to the Transferred Employees and any other employees of the Buyer or its Affiliates from and after the Closing Date or applicable assignment date. Application of the foregoing to Employee Plans providing medical and dental benefits shall be subject to the terms of the Transition Agreement.
          (c) Except as otherwise provided in the Transition Agreement, Transferred Employees shall cease participation in all Employee Plans effective as of the Closing Date or assignment date, as applicable. To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by the Buyer for the benefit of Transferred Employees, such plan, program or arrangement shall credit the Transferred Employees for service on or prior to the Closing with the Seller Group.
          (d) The Transition Agreement shall include provisions reasonably acceptable to the Sellers and the Buyer with respect to transitional coverage of the Transferred Employees under the group medical and dental plans of the Seller Group.
     7.7 Agency Agreements. On or before July 22, 2011, the Parties shall complete negotiation of the Going Concern Agency Agreement or a joinder to the Back Stop Agency Agreement to be executed by the Buyer, in each case in form and substance reasonably satisfactory to each Party, and the Buyer shall irrevocably notify the Sellers of its determination, in its sole and absolute discretion, to either enter into the Going Concern Agency Agreement or execute such joinder to the Back Stop Agency Agreement at the Closing (subject to satisfaction of the conditions set forth in Section 8.2).
     7.8 Financing Commitments. If the Buyer has notified the Sellers of its determination to enter into the Going Concern Agency Agreement in accordance with Section 7.7, on or before July 14, 2011, the Buyer shall deliver on a confidential basis to the financial advisor to the Sellers (i) an executed written commitment, in form and substance reasonably acceptable to such advisor, from or on behalf of Buyer’s parent Direct Brands, Inc., to provide equity financing in an amount and on terms reasonably satisfactory to the Sellers, and (ii) one or more additional executed written commitments, in form and substance reasonably satisfactory to such advisor, for all additional financing necessary to permit the Buyer to pay the Purchase Price and to perform its other obligations under this Agreement and the Ancillary Agreements, and the Buyer shall have available as of the Closing Date (either from its immediately available cash or from the foregoing commitments or a combination thereof) funds sufficient to pay the Purchase Price and to perform its other obligations under this Agreement and the Ancillary Agreements.
ARTICLE 8
CONDITIONS TO CLOSING
     8.1 Sellers’ Conditions to Closing. The obligations of the Sellers at the Closing are subject, at the option of the Sellers, to the satisfaction at or prior to the Closing of the following conditions:
          (a) All representations and warranties of the Buyer contained in this Agreement shall be true in all material respects at and as of the Closing and the Buyer shall have performed and satisfied all material obligations in all material respects required by this Agreement to be performed and satisfied by the Buyer at or prior to the Closing. The Buyer shall have provided the Sellers with certificates executed by a responsible officer of the Buyer to such effect;
          (b) No stay or injunction shall have been obtained by a court of competent jurisdiction restraining, prohibiting or declaring illegal the purchase and sale contemplated by this Agreement;
          (c) The entry by the Bankruptcy Court of the Sale Order;
          (d) All material Consents legally required to be obtained by the Sellers for the Closing shall have been obtained, and any waiting period (including any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated; and
          (e) The Buyer shall have executed and delivered the documents required to be executed and delivered pursuant to Section 3.3.
     8.2 Buyer’s Conditions to Closing. The obligations of the Buyer to consummate the transactions contemplated hereby at the Closing are subject, at the option of the Buyer, to the satisfaction at or prior to the Closing of the following conditions:
          (a) All representations and warranties of the Sellers contained in this Agreement and the Ancillary Agreements shall be true in all material respects at and as of the Closing and the Sellers shall have performed and satisfied in all material respects all obligations required by this Agreement and the Ancillary Agreements to be performed and satisfied by the Sellers at or prior to the Closing. The Sellers shall have provided the Buyer with certificates executed by a responsible officer of the Sellers to such effect;
          (b) No stay or injunction shall have been obtained by a court of competent jurisdiction restraining, prohibiting or declaring illegal the purchase and sale contemplated by this Agreement;
          (c) The entry by the Bankruptcy Court of the Sale Order;
          (d) All material Consents legally required to be obtained by the Sellers for the Closing shall have been obtained, and any waiting period (including any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated; and

          (e) The Sellers shall have executed and delivered the documents required to be executed and delivered pursuant to Section 3.2.
ARTICLE 9
ADDITIONAL OBLIGATIONS AFTER CLOSING
     The Parties shall have the following additional obligations after the Closing:
     9.1 Execution; Delivery of Instruments and Assistance. The Sellers and the Buyer shall each execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other actions as may be necessary or advisable to carry out their obligations under this Agreement and the Agency Agreement and under any document, certificate or other instrument delivered pursuant hereto or thereto or required by Applicable Law.
     9.2 Name Change. From and after the Closing Date, the Sellers shall cause each entity in the Seller Group to change its names to a name that is not (and that is not confusingly similar to) “Borders,” subject to their obligations to operate and conclude the Cases, it being the intent of the Parties that from and after the Closing, the Buyer shall have the sole right to conduct business under such name, subject to the rights of the Seller Group under the Transition Agreement.
     9.3 Access to Records. From and after the Closing Date, the Seller Group on the one hand and the Buyer on the other hand shall afford each other and their respective counsel, accountants and other representatives such access to records in respect of the Seller Group’s businesses which, after the Closing, are in the custody or control of the other Party and which such Party reasonably requires, including in order to comply with its obligations under Applicable Law, including, but not limited to, audits by Tax authorities, or which the Buyer reasonably requires to comply with its material obligations under the Assumed Liabilities or the Assumed Contracts. Each Party may require the other Party or its representatives to enter into a confidentiality agreement in customary form in connection with providing access to the records of such Party.
     9.4 Accounts Receivable/Collections. The Sellers shall promptly deliver to the Buyer any cash, checks or other property they may receive after the Closing in respect of the Transferred Accounts Receivable, including any credit card receipts.
     9.5 Privacy. On or prior to the Closing Date, the Buyer shall adopt a written policy with respect to protection of the confidentially of personally identifiable information regarding the customers and employees of the Business and other Persons not affiliated with the Seller Group that initially includes provisions substantially similar to those included in the written privacy policies of the Seller Group in effect as of the date of this Agreement. From and after the Closing Date, the Buyer shall comply with such policy, or such successor policies adopted by Buyer from time to time, and Applicable Law with respect to the protection of such personally identifiable information.
ARTICLE 10
TERMINATION
     10.1 Termination. This Agreement may be terminated as follows:
          (a) At any time by the mutual written agreement of the Sellers and the Buyer;

          (b) By the Buyer, at its sole election, in the event that the Sale Motion or the Bid Procedures Motion has not been filed with the Bankruptcy Court within the time period required in Section 11.1; provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) if the failure to file the Sale Motion or Bid Procedures Motion within such time period results primarily from the Buyer itself materially breaching any representation, warranty or covenant contained in this Agreement;
          (c) Automatically, upon the consummation of any Acquisition Transaction between the Sellers and a party other than the Buyer;
          (d) By the Buyer, at its sole election, in the event that the Closing shall not have occurred on or before August 5, 2011; provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to occur on or prior to such date results primarily from the Buyer itself materially breaching any representation, warranty or covenant contained in this Agreement;
          (e) By the Sellers, at their sole election, in the event that the Closing shall not have occurred on or before August 5, 2011; provided that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 10.1(e) if the failure of the Closing to occur on or prior to such date results primarily from the Sellers themselves materially breaching any representation, warranty or covenant contained in this Agreement;
          (f) By the Buyer, at its sole election, in the event of a material breach of this Agreement by the Sellers that has not been cured, or if any representation or warranty of the Seller shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured, by August 5, 2011;
          (g) By the Sellers, at their sole election, in the event of a material breach of this Agreement by the Buyer that has not been cured, or if any representation or warranty of the Buyer shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured, by August 5, 2011;
          (h) By the Buyer, at its sole election, upon the granting of any motion for relief from the automatic stay which would have a Material Adverse Effect, the conversion of any of the Cases to a case under Chapter 7 of the Bankruptcy Code, the dismissal of any of the Cases, the filing of any plan of reorganization by any party in interest that does not incorporate this Agreement, the filing of any motion by a party in interest in the Cases to liquidate the Assets or any similar commencement of liquidation proceedings relating to Sellers, other than as contemplated herein, in each case which are not dismissed within thirty (30) days, or upon the commencement of any similar actions or proceedings in or by any foreign court with respect to any Seller, which are not dismissed within thirty (30) days; or
          (i) By the Buyer upon the entry of an order by the Bankruptcy Court for the appointment of a trustee or examiner with managerial powers, other than at the request of the Buyer, and such trustee or examiner takes any action to interfere with or impair the transaction contemplated by this Agreement.
     10.2 Effect of Termination. Upon the termination of this Agreement in accordance with Section 10.1, the Parties shall be relieved of any further obligations or liability under this Agreement other than (a) confidentiality obligations contained in Section 7.4, (b) any obligations for material breach of this Agreement occurring prior to such termination, (c) obligations contained in Section 2.8 and (d) any obligations contained in Article 11.

ARTICLE 11
CHAPTER 11 BANKRUPTCY PROCEEDING
     11.1 Bankruptcy Court Approval of the Buyer as Initial Bidder. Within ten (10) days following the date of the execution of this Agreement, the Sellers shall file a motion with the Bankruptcy Court pursuant to Section 363 and Section 365 of the Bankruptcy Code (the “Sale Motion”) seeking (a) approval of the provisions of this Agreement and the Agency Agreement and the transactions contemplated hereby and thereby under Section 363 of the Bankruptcy Code, (b) assumption and assignment of the Assumed Real Property Leases and Assumed Contracts from the Sellers to the Buyers under Section 365 of the Bankruptcy Code, and (c) entry of the Sale Order. The Sale Motion shall seek the designation of the Buyer as the “Initial Bidder” for the Assets under the terms of this Agreement and shall seek Bankruptcy Court approval of the provisions set forth in this Agreement, including the payment of the Break Up Fee described in Section 11.4. Simultaneously with the filing of the Sale Motion, the Sellers shall file a motion with the Bankruptcy Court (the “Bid Procedures Motion”) seeking entry of the Bid Procedures Order. The Bid Procedures Order shall not be modified without the consent of the Buyer.
     11.2 Motions and Notices Regarding Sale of Assets and Assumption and Assignment of Assumed Real Estate Leases and Assumed Contracts.
          (a) Sellers shall seek prompt entry of the Sale Order pursuant to the Sale Motion after sufficient notice has been given, which Sale Order shall include, among other things, findings of fact and conclusions of law that the Buyer is not a successor in interest to the Sellers or any Affiliate of Sellers and that the Buyer is a good faith purchaser pursuant to Bankruptcy Code Section 363(m).
          (b) The Sellers covenant that, to the extent that they have not done so prior to the date of this Agreement, they shall promptly serve the third parties who are parties to Assumed Real Estate Leases and Assumed Contracts (such third parties being “Cure Obligees”) with written notice of proposed cures on the Assumed Real Estate Leases and Assumed Contracts (such notice being the “Proposed Cure Notice”), which Proposed Cure Notice shall be provided to the Buyer within the time periods provided by the Bid Procedures Order. The Proposed Cure Notice shall, as set forth in the Bid Procedures Order, establish a deadline reasonably in advance of the Closing Date by which Cure Obligees must object to respective proposed cures or be deemed to have waived any such objection.
     11.3 Requests for Information. From the date of the approval of the Bid Procedures Order (a) if the Sellers supply any information regarding the Business to a potential bidder not heretofore given to the Buyer, the Sellers shall further provide the Buyer with a copy of such information within 24 hours of providing that information to any other potential bidder; and (b) with respect to any bid, term sheet, or written expression of interest by any other party for any asset or assets of any Seller, or any other reorganization proposal, submitted prior to the bid deadline established in the Bid Procedures Order, the Sellers shall provide the Buyer with prompt notice of such proposal and a copy of such proposal within 48 hours of either Sellers’ receipt thereof.
     11.4 Break Up Fee. If this Agreement is terminated for any reason except pursuant to Section 10.1(a) or (g), then in consideration of the real and substantial benefits conferred by the Buyer upon the Sellers’ bankruptcy estates by providing a minimum floor bid upon which the Sellers, their creditors and the other bidders were able to rely and in consideration of the time, expense and risks associated with serving as the “Initial Bidder,” including legal fees and expenses, overhead costs, due diligence expenses and other similar expenses related to the negotiation and preparation of this Agreement and of all related transactional documentation, due diligence and representation, the Sellers shall pay to the Buyer at the time of the closing of the sale of the Assets to the successful bidder for the Assets, provided that the

Buyer is not then in material default of its obligations under this Agreement, an amount equal to $6,450,000, subject to the approval of the Bankruptcy Court (the “Break Up Fee”). The Sellers and Buyer agree and stipulate that the Buyers have provided a mutual benefit to the Sellers’ estates by increasing the likelihood that the best possible price for the Assets shall be received and that the Break Up Fee is reasonable and appropriate in light of the size and nature of the proposed sale transactions and comparable transactions, the commitments that have been made and the efforts that have and shall be expended by the Buyer and were necessary to induce the Buyer to pursue the transactions contemplated hereby under the terms of this Agreement. The Break Up Fee also shall serve as liquidated damages with respect to any claims the Buyer may have against the Sellers in connection with the Sellers’ failure to close the sale of the Assets to the Buyer as contemplated by this Agreement and Buyers shall provide a release to the Sellers of any and all such claims upon payment of the Break Up Fee.
     11.5 Defense of Orders. The Sellers, at their sole cost and expense, shall diligently defend the Bid Procedures Order and the Sale Order in the event that any motion for reconsideration or appeal of such Orders is filed.
ARTICLE 12
GENERAL PROVISIONS
     12.1 Notice. All notices hereunder shall be in writing, dated and signed by the Party giving the same. Each notice shall be either (a) delivered in person to the address of the Party for whom it is intended at the address of such Party as shown below, (b) delivered to the United States Postal Service in a secure and sealed envelope or other suitable wrapper addressed to the Party for whom it is intended at the address of such Party as provided below, with sufficient postage affixed, certified or registered mail, return receipt requested, (c) sent by facsimile with a confirmation sheet, or (d) delivered to a nationally recognized overnight courier service that traces any such notice. The effective date of such notice shall be the date of delivery in the event of delivery in accordance with (a) or (c) and five (5) days after deposit in the U.S. Mail in the event of delivery in accordance with (b). The address at which any Party hereto is to receive notice may be changed from time to time by such Party by giving notice of the new address to all other parties hereto. The addresses of the Parties, until changed in accordance with the foregoing, are:

The Sellers:	Borders Group, Inc. 100 Phoenix Drive Ann Arbor, Michigan 48108 Attn: Matthew A. Chosid, Esq. Facsimile: (734) 477-1370

And copies (which shall not constitute notice) to:	Kasowitz, Benson, Torres & Friedman LLP 1633 Broadway New York, New York 10019 Attn: Andrew K. Glenn, Esq. Facsimile: (212) 506-1800

Baker & McKenzie LLP One Prudential Plaza 130 East Randolph Drive Chicago, Illinois 60601 Attn: Craig A. Roeder, Esq.
Facsimile: (312) 698-2365

The Buyer:	BB Brands, LLC c/o Najafi Companies, LLC 2525 East Camelback Road, Suite 850 Phoenix, Arizona 85016 Attn: Jahm Najafi Facsimile: (602) 476-0625

And copies (which shall not constitute notice) to:	Ballard Spahr LLP 1 East Washington Street, Suite 2300 Phoenix, Arizona 85004 Attn: Karen C. McConnell, Esq. Facsimile: (602) 798-5595

Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attn: Richard F. Hahn, Esq. Facsimile: (212) 521-7236
     12.2 Amendment. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Parties.
     12.3 Payment of Costs. Except as otherwise set forth herein, the Parties shall each pay their own costs incurred in negotiating this Agreement and in consummating the transactions contemplated hereby, including any fees or commission payable to any party representing them in connection with arranging or negotiating this Agreement and transactions contemplated hereby.
     12.4 Headings. The headings of the sections of this Agreement are for convenience or reference only and shall not affect any of the provisions of this Agreement.
     12.5 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.
     12.6 Applicable Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the laws of the State of New York. Each of the Parties agrees that any proceeding brought to enforce the rights and obligations of any Party under this Agreement (including the schedules attached hereto) or any Ancillary Agreement shall be commenced and maintained exclusively in the Bankruptcy Court and that the Bankruptcy Court shall have exclusive jurisdiction over any such proceeding.
     12.7 Entire Agreement. This Agreement, the Schedules attached hereto, and the Ancillary Agreements (in each case incorporated herein by this reference) contain the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersede any and all prior agreement, arrangements, and understandings, whether oral or written, between the Parties.

     12.8 Authorization of Parent as Representative of the Sellers.
          (a) By entering into and executing this Agreement, the Sellers irrevocably appoint Parent as their agent, effective as of the date hereof, and authorize and empower Parent to fulfill the role of the Sellers’ representative hereunder, and each Seller appoints Parent as such Person’s true and lawful attorney in fact and agent, for all purposes necessary or desirable in order for Parent to take all actions contemplated by this Agreement, with the ability to execute and deliver all instruments, certificates and other documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Seller could do personally, including to give and receive notices and communications; to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims; and to take all actions necessary or appropriate in the judgment of Parent for the accomplishment of the foregoing. The power of attorney granted in this Section 12.8 is coupled with an interest and is irrevocable.
          (b) The Buyer shall be entitled to rely exclusively upon any communication given or other action taken by Parent pursuant to this Agreement, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from Parent.
     12.9 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and, except as otherwise prohibited, their respective successors and assigns. Nothing contained in this Agreement, or implied herefrom, is intended to confer upon any Person other than the Parties any benefits, rights, or remedies.
     12.10 Assignment. No Party may assign all or any portion of its respective rights or delegate any portion of its duties hereunder without (a) the approval of the Bankruptcy Court and (b) the written consent of the other Parties; provided that (i) the Buyer may collaterally assign this Agreement to its lenders without the consent of the Sellers, (ii) the Buyer may assign its right to take title to the Kobo Interest to an Affiliate, and (iii) the Buyer may assign this Agreement in whole or in part to any direct or indirect subsidiary of the Buyer so long as the Buyer retains its obligations under this Agreement, subject to the terms and conditions hereof, to effect the consummation of the transactions contemplated hereby. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives.
     12.11 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is void, illegal or unenforceable, the other provisions of this Agreement shall remain in full force and effect and the provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by Applicable Law.
     12.12 Publicity. Prior to the Closing, no Party shall issue any press release or similar public announcement concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 12.12 shall preclude any Party (or Person controlling such Party) from making disclosures required by Applicable Law or Governmental Authority (or of any applicable stock or securities exchange or otherwise), or appropriate filings with the Bankruptcy Court in connection with the Cases or necessary and proper in conjunction with the filing of any Tax return or other document required to be filed with any Governmental Authority; provided that the Party required to make the release or statement shall allow the other Party reasonable time to comment on such release or statement in advance of such issuance.
     12.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to such statute as amended and to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “include” or “including” means include or including, without limitation. All references in this Agreement to Sections and Schedules shall be deemed references to Sections of, and Schedules to, this Agreement unless the context shall otherwise require.
     12.14 Specific Performance. Each Party acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Party in accordance with their specific terms or were otherwise breached by such Party. Each Party accordingly agrees that, prior to the termination of this Agreement pursuant to Article 10, in addition to any other remedy to which the other Parties are entitled at law or in equity, the other Parties are entitled to injunctive relief to prevent breaches of this Agreement by such Party and otherwise to enforce specifically the provisions of this Agreement against such Party. Each Party expressly waives any requirement that any other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement. If the Sellers assert a claim for actual damages against the Buyer based on an alleged breach, the Sellers must bring an action against the Buyer in Bankruptcy Court seeking recovery of actual damages, and the Deposit will be held by the Escrow Agent pending a final resolution of such claims. Actual damages shall include the reasonable legal fees and expenses incurred by the Sellers in connection with the action in Bankruptcy Court described in the preceding sentence. To the extent required to compensate the Sellers for any actual damages awarded by final order of the Bankruptcy Court, the Deposit will be used for such purpose. To the extent not required for the payment of such award, the Deposit or any balance thereof will be returned to the Buyer.
ARTICLE 13
DEFINITIONS
     “Accounts Receivable” shall mean all accounts and notes receivable of the Seller Group.
     “Acquisition Transaction” shall mean any sale, transfer or other disposition (not involving the Buyer or its Affiliates), in one transaction or a series of transactions, of all or any substantial portion of the Assets or the Business, whether proposed to be effected pursuant to a merger, consolidation, tender offer, exchange offer, share exchange, amalgamation, stock acquisition, asset acquisition, business combination, restructuring, recapitalization, liquidation, dissolution, joint venture or similar transaction, whether or not proposed or advanced by the Sellers.
     “Adjustment Calculation” shall have the meaning set forth in Section 2.2(c).
     “Adjustment Notice” shall have the meaning set forth in Section 2.2(c).
     “Affiliate” shall mean, with respect to any Person, any direct or indirect subsidiary or such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.
     “Agency Agreements” shall have the meaning set forth in the Recitals.
     “Agent” shall have the meaning set forth in the Recitals.
     “Agreement” shall have the meaning set forth in the Preamble.

     “Ancillary Agreements” shall mean any ancillary agreements hereto to which each Party is or may be a party, including the Agency Agreement actually executed by the Buyer and the Transition Agreement.
     “Antitrust Division” shall have the meaning set forth in Section 6.7(b).
     “Applicable Law” shall mean, with respect to any Person, any federal, state or local law (including common law), statute, code, ordinance, rule, regulation, or other requirement enacted, promulgated, issued or entered by a Governmental Authority, that is applicable to such Person or its business, properties or assets.
     “Assets” shall have the meaning set forth in Section 1.2.
     “Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(b).
     “Assumed Contracts” shall have the meaning set forth in Section 1.2(b).
     “Assumed Letters of Credit” shall have the meaning set forth in Section 2.3(a).
     “Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).
     “Assumed Real Property Leases” shall have the meaning set forth in Section 1.2(a).
     “Avoidance Actions” shall mean any and all actions which a trustee, debtor-in-possession or other appropriate party in interest may assert on behalf of the Sellers or their estate under applicable state statute or Chapter 5 of the Bankruptcy Code, including actions under one or more provisions of Sections 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553.
     “Backstop Agency Agreement” shall have the meaning set forth in the Recitals.
     “Bankruptcy Code” shall have the meaning set forth in the Recitals.
     “Bankruptcy Court” shall have the meaning set forth in the Recitals.
     “Bid Procedures Motion” shall have the meaning set forth in Section 11.1.
     “Bid Procedures Order” shall mean an Order of the Bankruptcy Court that (a) is in substantially the form set forth as Exhibit A to this Agreement or otherwise in a form reasonably satisfactory to the Sellers and acceptable to the Buyer in its sole discretion, and (b) approves procedures for the solicitation and consideration of competitive bids for the Assets under the terms and conditions of this Agreement and authorizing the protections set forth in Article 11 for the Buyer.
     “Borders Subsidiaries” shall have the meaning set forth in Section 4.5(c).
     “Break Up Fee” shall have the meaning set forth in Section 11.4.
     “Business” shall mean the business conducted by the Seller Group utilizing the Assets and the Assumed Liabilities.
     “Business Day” shall mean any day other than Saturday, Sunday or any day on which banking institutions in the United States are closed either under Applicable Law or action of any Governmental Authority.

     “Buyer” shall have the meaning set forth in the Preamble.
     “Cases” shall have the meaning set forth in the Recitals.
     “Cash” shall mean all cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the financial statements of the Seller Group.
     “Closing” shall have the meaning set forth in Section 3.1.
     “Closing Date” shall have the meaning set forth in Section 3.1.
     “Commitment Letters” shall have the meaning set forth in Section 5.6.
     “Commonly Controlled Entity” shall have the meaning set forth in Section 4.14(b).
     “Company” shall have the meaning set forth in the Preamble.
     “Confidentiality Agreement” shall have the meaning set forth in Section 6.1.
     “Confidential Information” shall have the meaning set forth for “Evaluation Material” as such term is defined in the Confidentiality Agreement.
     “Consents” shall have the meaning set forth in Section 4.11.
     “Contract” shall mean any agreement, arrangement, contract, lease, purchase order, sale order or commitment, or any series of related agreements, arrangements, contracts, leases, purchase orders, sale orders, or commitments.
     “Cure Costs” shall mean, in the aggregate, any and all costs and expenses for any available cures (pursuant to Section 365 of the Bankruptcy Code and described in any Order of the Bankruptcy Court relating to such cure liability) of any Assumed Real Property Leases or Assumed Contacts.
     “Cure Obligees” shall have the meaning set forth in Section 11.2(b).
     “Deposit” shall have the meaning set forth in Section 2.8.
     “Designation Deadline” shall mean (a) with respect to each Real Property Lease subject to an assumption/rejection deadline prior to September 30, 2011, 5:00 p.m., New York City time, on July 22, 2011, (b) with respect to each Real Property Lease relating to a Distribution Center, 5:00 p.m., New York City time, on October 31, 2011, (c) with respect to each other Real Property Lease, 5:00 p.m., New York City time, on the date that is five (5) Business Days prior to the applicable assumption/rejection deadline with respect to such Real Property Lease set forth on Schedule 1.2(a) and (d) with respect to each Contract, 5:00 p.m., New York City time, on October 31, 2011, in each case or such later date as the Seller and the Buyer may agree and as the Bankruptcy Court may authorize pursuant to the terms of the Sale Order or otherwise.
     “Disposition Rights” shall mean the right to direct the disposition of the Inventory and other property to be disposed of pursuant to the Agency Agreement and to receive and retain the proceeds thereof on the terms provided therein.
     “Dispute Notice” shall have the meaning set forth in Section 2.2(d).

     “Distribution Centers” shall mean the distribution centers operated by the Seller Group located at Mira Loma, California, Carlisle, Pennsylvania and Lavergne, Tennessee.
     “Employee Plans” shall mean each plan, program, agreement or other arrangement, whether or not set forth in a collective bargaining agreement, providing for employment, compensation, pension, profit-sharing, retirement savings, vacation, sick leave, health, life insurance, scholarship, tuition reimbursement, welfare benefits, deferred compensation, severance, termination pay, performance awards, bonus, commission, incentive compensation, equity or equity-related awards, change in control, retention, or employee benefits, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA.
     “Equipment” shall mean (a) the furniture, machinery, equipment, tables, chairs, cash registers, computer equipment and license of related software, display cases, shelves, lights, uniforms, signs, cabinets, racks, ornaments and (b) any of the foregoing which are leased by the Sellers pursuant to the Equipment Leases.
     “Equipment Leases” shall mean all agreements or documents under which the Seller Group claims or holds a leasehold or other interest or right to the use Equipment.
     “Estimated Closing Net Working Capital” shall have the meaning set forth in Section 2.2(a).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” shall have the meaning set forth in Section 2.8.
     “Escrow Agreement” shall have the meaning set forth in Section 2.8.
     “Escrow Amount” shall have the meaning set forth in Section 2.1.
     “Excluded Assets” shall have the meaning set forth in Section 1.3.
     “Excluded Contracts” shall have the meaning set forth in Section 1.3(g).
     “Excluded Deposits” shall have the meaning set forth in Section 1.2(g).
     “Excluded Liabilities” shall have the meaning set forth in Section 2.3(b).
     “Excluded Licenses” shall have the meaning set forth in Section 1.2(d).
     “Excluded Leased Property” shall mean the Headquarters Building or any Store or Distribution Center that is not a premises subject to an Assumed Real Property Lease. To the extent any such premises becomes subject to an Assumed Real Property Lease after the Closing Date in accordance with Section 1.4, such premises shall cease to be an Excluded Leased Property as of the date of the assignment of such Assumed Real Property Lease to the Buyer pursuant to Section 1.4.
     “Excluded Real Property Leases” shall have the meaning set forth in Section 1.3(f).
     “Final Closing Net Working Capital” shall have the meaning set forth in Section 2.2(c).
     “FTC” shall have the meaning set forth in Section 6.7(b).
     “GAAP” shall mean United States generally accepted accounting principles.

     “GOB Sales” shall mean those “store closing” or other similarly themed sales conducted by the Agent pursuant to the Agency Agreements and the Sale Order.
     “Going Concern Agency Agreement” shall have the meaning set forth in the Recitals.
     “Governmental Approvals” shall mean those approvals, authorizations, confirmations, consents, exemptions and orders from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary (a) to consummate the transactions contemplated hereby under Applicable Law or (b) for the Buyer to operate the Business after Closing, including approvals under the HSR Act.
     “Governmental Authority” shall mean any national, federal, state, provincial, local or foreign government, or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof, or any federal, state, provincial, local or foreign court, tribunal, or arbitrator, including the Bankruptcy Court.
     “Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
     “Headquarters Building” means the corporate headquarters building of the Sellers located in Ann Arbor, Michigan.
     “HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
     “Independent Accounting Firm” shall have the meaning set forth in Section 2.2(f).
     “Initial Purchase Price” shall have the meaning set forth in Section 2.1.
     “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, trade dress, copyrights, applications for registration of any of the foregoing, and brand names, inventions, processes, know how, trade secrets, all databases, data collections, source code, all domain names and websites and related URLs, any moral and economic rights of authors and inventors, however denominated, throughout the world, and any similar or equivalent rights to any of the foregoing anywhere in the world. Without limiting the generality of the foregoing, the Intellectual Property includes the name “Borders” and all rights to the website borders.com.
     “Inventory” shall mean all inventories of the Seller Group, including all Merchandise, as of the Closing Date.
     “IP Assignments” shall have the meaning set forth in Section 3.2(d).
     “Kobo” shall have the meaning set forth in Section 1.2(i).
     “Kobo Interest” shall have the meaning set forth in Section 1.2(i).
     “Knowledge of the Sellers” (or “the Sellers’ Knowledge”) shall mean the actual knowledge of the officers of the Sellers listed on Schedule 13.1, after reasonable inquiry.
     “Leased Real Property” shall mean each parcel of real estate leased by the Seller Group or in which the Seller Group has a leasehold, subleaseholder or other interest, including (a) those on which a store of the Sellers is located and (b) those used in connection with the Business.

     “Licenses” shall mean all business licenses, occupancy permits and other permits, authorizations on approvals held by the Seller Group.
     “Liens” shall mean any liens (including any inchoate liens and any liens for Taxes, materialmen, laborer, or mechanics’ liens, judgment liens, liens imposed by operation of law, contractual liens, and liens arising out of or resulting from any employment agreements, employee benefits plans or laws, or collective bargaining agreements), encumbrances, burdens, claims, demands, judgments, orders, writs, injunctions, decrees, and arbitral awards, attachments, charges, security interests, mortgages, deeds of trust, pledges, hypothecations, adverse claims of title, preferential rights of purchase and/or first refusal rights, options, contracts for sale, transfer, or other disposition, and any claims or rights of any kind, description or nature whatsoever of or in favor of any creditors, Governmental Entities, or other Persons, whether or not any of the above arose, accrued, or relate to any time periods before or after the filing of the Cases, and whether or not a Chapter 11 or Chapter 7 trustee is hereafter appointed in the Cases for any reason.
     “Material Adverse Effect” shall mean with respect to the Seller Group, the Assets or the Business, as the context requires, any event or occurrence which shall materially affect the business, operations, properties, Assumed Liabilities, as the case may be, taken in each case as a whole; provided that any (a) change in general economic or industry-wide conditions that does not effect the Business disproportionately, (b) change in law or accounting standards or interpretations thereof that is of general application, or (c) adverse effect that is solely the result of the execution or announcement of this Agreement or the transactions contemplated hereby or the consummation thereof, shall not be taken into account for purposes of determining a Material Adverse Effect hereunder.
     “Material Contracts” shall mean (a) any Contract requiring payments by the Seller Group, or resulting in receipts or disbursements by the Seller Group of amounts, in excess of $100,000 during any twelve (12) month period, (b) any Contract that is material to the operation of the Business, (c) all agreements evidencing any warranty obligation of the Seller Group with respect to goods sold or leased by it, (d) all agreements imposing on the Seller Group any non-competition or similar obligation, (e) any employment contract or agreement with any current employee of the Seller Group, that is currently in effect, in whole or in part, under which the employment of such employee (i) is not “at will” or requires any payment by the Seller Group to such employee on termination of employment or a change of control of the Seller Group, or (ii) cannot be cancelled by the Seller Group without penalty, (f) each contract or agreement with any retired employee, or consulting contract or agreement which in such case cannot be cancelled by the Seller Group without penalty or liability and upon not more than sixty (60) days notice, (g) any joint venture Contract or other Contract that has involved or is expected to involve a sharing of profits with other Persons, (h) any agreement of indemnification, (i) any Contract relating to the disposition or acquisition of assets by the Seller Group having a value in excess of $25,000 (other than Contracts for the sale of Inventory in the ordinary course of business), (j) all insurance policies, and (k) all software licenses or other licenses or agreements relating to the use of Intellectual Property.
     “Merchandise” shall have the meaning set forth in the Agency Agreement.
     “Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.
     “Net Working Capital” shall mean the net working capital of the Business, calculated based on the categories of current assets and liabilities set forth on Schedule 2.2(a) using the same accounting methodologies and procedures used to calculate the Reference Closing Net Working Capital.

     “Order” shall mean any writ, judgment, decree, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Entity (in each case whether preliminary or final).
     “Outstanding Indebtedness” shall mean (a) all debts, liabilities, losses, bank indebtedness, mortgages and guarantees, (b) all other obligations for borrowed money, (c) all obligations evidenced by bonds, debentures, notes, or other similar instruments, (d) all reimbursement or other obligations in respect of letters of credit, bankers’ acceptances, interest rate swaps, or other financial products, (e) all obligations under capital leases (other than the Assumed Real Property Leases), (f) any other obligation guaranteeing or intended to guarantee any obligation or liability, (g) all obligations of the types described in the foregoing (a) through (d) that are secured by a Lien, or (h) interest, fees, fines, pre-payment penalties or other similar payments related to the foregoing (a) through (g).
     “Parent” shall have the meaning set forth in the Preamble.
     “Party” and “Parties” shall have the meanings set forth in the Preamble.
     “Permits” shall have the meaning set forth in Section 4.9.
     “Permitted Liens” shall mean (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory encumbrances arising or incurred in the ordinary course and that are for amounts (i) that are not material in amount or effect and (ii) that are either not yet due or delinquent or are otherwise being contested in good faith by appropriate proceedings, (b) liens for Taxes, assessments and other governmental charges for amounts (i) that are not material in amount or effect and (ii) that are either not due or payable or are being contested in good faith by appropriate proceedings, (c) zoning restrictions, easements, licenses, reservations, provisions, covenants, waivers, rights-of-way, restrictions, minor irregularities of title (and with respect to Real Property Leases, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property, with or without consent of the lessee) and other similar charges or encumbrances with respect to real property not interfering in any material respect with the ordinary conduct of the business of the Sellers and which do not secure obligations for payment of money, (d) Liens incurred in the ordinary course of business for amounts (i) that are not material in amount or effect and (ii) that are either not yet due or delinquent or are otherwise being contested in good faith by appropriate proceedings, and (e) liens or encumbrances imposed by any contract or any Applicable Law governing a License for amounts (i) that are not material in amount or effect and (ii) that are either not yet due or delinquent or are otherwise being contested in good faith by appropriate proceedings.
     “Person” shall mean any individual, corporation, partnership, joint venture, trust, limited liability company, business association, Governmental Entity or other entity.
     “Pre-Closing GOB Sale” shall mean a GOB Sale that is commenced prior to the Closing Date with respect to a Real Property Lease described in clause (a) of the definition of the term Designation Deadline.
     “Proceeds” shall mean the aggregate of (a) the total amount (in dollars) of all sales of Merchandise made under the Agency Agreement, exclusive of Sales Taxes and (b) all proceeds of the Sellers’ insurance for loss or damage to Merchandise or loss of cash arising from events occurring during the Sale Term. Proceeds shall also include any and all proceeds received by Agent from the disposition, in a commercially reasonable manner, of unsold Merchandise at the end of the GOB Sales, whether through salvage, bulk sale or otherwise.

     “Proposed Cure Notice” shall have the meaning set forth in Section 11.2(b).
     “Purchase Price” shall have the meaning set forth in Section 2.2(j).
     “Real Property Leases” shall mean all agreements or documents under which the Seller Group claims or holds a leasehold, subleasehold or other interest or right to the use of the Leased Real Property.
     “Reference Closing Net Working Capital” shall mean $390,200,000.
     “Sale Motion” shall have the meaning set forth in Section 11.1.
     “Sale Order” shall mean an Order of the Bankruptcy Court entered pursuant to Bankruptcy Code Sections 363 and 365 that (a) is in substantially the form set forth as Exhibit B to this Agreement or otherwise in a form reasonably satisfactory to the Sellers and satisfactory to the Buyer in its sole discretion, (b) approves the sale of the Assets to the Buyer pursuant to the terms of this Agreement and the provisions of the Bankruptcy Code (including Bankruptcy Code Section 363), and (c) approves the Seller Group’s assignment of the Assumed Contracts to the Buyer pursuant to Section 365 of the Bankruptcy Code.
     “Sales Taxes” shall have the meaning set forth in the Agency Agreement.
     “Savings Plans” shall mean the Borders Group, Inc. Savings Plan and the Borders Group, Inc. Savings Plan for Employees Working in Puerto Rico, as each may be amended from time to time, and any successor plan thereto.
     “Second Escrow Agreement” shall have the meaning set forth in Section 2.10(a).
     “Second Escrow Amount” shall have the meaning set forth in Section 2.10(a).
     “Second Escrow Claim Notice” shall have the meaning set forth in Section 2.10(a).
     “Second Escrow Dispute Notice” shall have the meaning set forth in Section 2.10(a).
     “Seller” or “Sellers” shall have the meaning set forth in the Preamble.
     “Seller Group” shall have the meaning set forth the Recitals.
     “Store Closing Locations” shall have the meaning set forth in Section 1.4(f).
     “Stores” shall mean the retail book stores that are operated at the leased premises subject to the Real Property Leases.
     “Tax” or “Taxes” shall mean (a) all taxes, charges, fees, levies, penalties or other assessments of any kind whatsoever imposed by an federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions attributable thereto or (b) liability for the payment of any amounts of the type described in clause (a) above as a result of being a party to any agreement or any express or implied obligation to indemnify or otherwise succeed to the liability of any other Person.
     “Tax Code” shall mean the Internal Revenue Code of 1986, as it has been and may be amended.

     “Transferred Accounts Receivable” shall have the meaning set forth in Section 1.2(h).
     “Transferred Inventory” shall have the meaning set forth in Section 1.2(f).
     “Transferred Employees” shall have the meaning set forth in Section 7.6(a).
     “Transferred Equipment and Improvements” shall have the meaning set forth in Section 1.2(c).
     “Transferred Intellectual Property” shall mean all of the interest of the Seller Group in Intellectual Property.
     “Transferred Stores” shall mean Stores that are operated at leased premises subject to Assumed Real Property Leases.
     “Transition Agreement” shall have the meaning set forth in Section 7.5.
     “Transition Services” shall have the meaning set forth in Section 7.5.
     “Treasury Regulations” shall mean the federal income Tax regulations promulgated under the Tax Code, as amended, including any temporary and proposed regulations.
     “Wind Down Obligations” shall have the meaning set forth in Section 2.4(a).
Remainder of Page Intentionally Left Blank.
Signature Pages Follow.

     This Asset Purchase Agreement is executed by the Parties on the date set forth above.

SELLERS:	BORDERS GROUP, INC.
	By:	/s/ Scott D. Henry
	Name:	Scott D. Henry
	Title:	Executive Vice President and Chief Financial Officer

BORDERS, INC.
	By:	/s/ Scott D. Henry
	Name:	Scott D. Henry
	Title:	Executive Vice President and Chief Financial Officer

BUYER:	BB BRANDS, LLC
	By:	/s/ J. Jahm Najafi
	Name:	J. Jahm Najafi
	Title:	Authorized Agent